Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent oil and gas consultants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Ring Energy, Inc., to be filed on or about June 21, 2019 (the “Registration Statement”), of all references to the name of Cawley, Gillespie & Associates, Inc.; to references to Cawley, Gillespie & Associates, Inc. in the Registration Statement, including under the heading “Experts”; and to the use of our report and the information contained in our report effective December 31, 2018, which appears in the Annual Report on Form 10-K of Ring Energy, Inc. for the fiscal year ended December 31, 2018, filed with the U.S. Securities and Exchange Commission on February 28, 2019.

Sincerely,

Cawley, Gillespie & Associates, Inc.
Texas Registered Engineering Firm F-693

Fort Worth, Texas
June 21, 2019